EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Cedar Realty Trust Announces Agreement with Snow Park Capital Partners

PORT WASHINGTON, NY – February 16, 2018 – Cedar Realty Trust, Inc. (NYSE: CDR) (“Cedar” or the “Company”) today announced that it has entered into a cooperation agreement with Snow Park Capital Partners, LP (“Snow Park”), which beneficially owns approximately 3.9 percent of Cedar’s outstanding common stock according to a recent SEC filing. Under the terms of the agreement, the Nominating/Corporate Governance Committee of the Company’s Board of Directors will engage a nationally-recognized search firm to identify a new independent director candidate to stand for election to the Company’s Board at the 2018 Annual Meeting of Shareholders.

“We are pleased to have reached this agreement with Snow Park, as we believe the interests of Cedar and all of its shareholders are closely aligned and that all parties are best served by this cooperation agreement,” said Roger M. Widmann, Chairman of the Cedar Board. “In recent years, we have made considerable progress optimizing the Company’s portfolio and cost structure, strengthening the balance sheet and making targeted investments to support the Company’s long-term growth. We are confident the Company will benefit from the addition of another new, independent director with a fresh perspective as we continue executing on these value-enhancing initiatives. We look forward to commencing the search process and finding a highly-qualified candidate to join our Board.”

“We appreciate the productive discussions we have had with the Cedar Board over the past several months and are pleased to have reached this amicable agreement,” said Jeffrey Pierce, Managing Partner of Snow Park. “Our investment in Cedar reflects our confidence in the Company’s portfolio, and after several meetings and discussions with the Board and management team, we are confident they are committed to taking the right steps to enhance value for Cedar shareholders. Based on information provided to us by Cedar regarding the allegations against Bruce Schanzer and other members of the management team, I believe that the Board thoroughly investigated the claims and am comfortable with its findings that the allegations are without merit. We look forward to continuing to work constructively with the Board to ensure its decisions create value for all shareholders.”

Under the terms of the cooperation agreement, Snow Park will have the right to consult on and interview the candidate selected by the Nominating/Governance Committee in consultation with the nationally-recognized search firm. Snow Park has committed to vote its shares in favor of all of Cedar’s director nominees at the 2018 Annual Meeting and has also agreed to abide by customary standstill provisions. Cedar will seek shareholder approval to amend its charter to provide shareholders with the ability to amend its bylaws.

The cooperation agreement between Cedar and Snow Park will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully-integrated real estate investment trust which focuses on the ownership, operation and redevelopment of grocery-anchored shopping centers in high-density urban markets from Washington, D.C. to Boston. The Company’s portfolio (excluding properties treated as “held for sale”) comprises 61 properties, with approximately 9.0 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Forward-Looking Statements

Statements made in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and outcomes to differ materially from those expressed or implied in forward-looking statements. Please refer to the documents filed by Cedar Realty Trust, Inc. with the Securities and Exchange Commission (the “SEC”), specifically the Company’s Annual Report on Form

10-K for the year ended December 31, 2016, as it may be updated or supplemented in the Company’s Quarterly Reports on Form 10-Q and the Company’s other filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Contact Information:

Cedar Realty Trust, Inc.

Investor Relations

Philip Mays

(516) 944-4572